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                                                                    EXHIBIT 99.4

                            FORM OF LETTER TO BROKERS

                      FAMILY STEAK HOUSES OF FLORIDA, INC.
                             32113 Florida Boulevard
                          Neptune Beach, Florida 32266

                              ______________, 2001

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

         This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Family Steak Houses of Florida, Inc. of an aggregate of _______ shares of Common Stock, no par value per share ("Common Stock"), of Family Steak Houses of Florida, Inc. at a subscription price of $__________ per share of Common Stock (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights initially distributed on _______________, 2001 ("Subscription Rights"), to all holders of record of shares of Family Steak Houses of Florida, Inc.'s Common Stock as of the close of business on ____________, 2001 (the "Record Date"). Each Subscription Right represents the basic subscription right to purchase one share of Common Stock for each two shares owned as of the Record Date and also carries the right to oversubscribe at the Subscription Price for additional shares of Common Stock (subject to proration if necessary). The Subscription Rights are described in the enclosed Prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

         We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents:

         1.       Prospectus;

         2. Instructions for Use of Family Steak Houses of Florida, Inc., Subscription Certificates;

         3.       Form of Letter to Shareholders;

         4.       Form of Notice of Guaranteed Delivery; and

         5. Return envelope addressed to Family Steak Houses of Florida, Inc., as Subscription Agent.

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Your prompt action is requested. The Subscription Rights will expire at 5:00
P.M., Eastern Time, on ______________, 2001 (the "Expiration Date").

         To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed.

         Additional copies of the enclosed materials may be obtained by contacting Edward B. Alexander, at (904) 249-4197.

                                         Sincerely,

                                         -----------------------------------
                                         Glen F. Ceiley,
                                         Chairman of the Board


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